EXHIBIT (11)

                              THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                              =============================================
                                    COMPUTATION OF EARNINGS PER SHARE
                              ---------------------------------------------
                              Amounts in Millions, Except per Share Amounts

                                                        Three Months Ended      Nine Months Ended
                                                           March 31                March 31
                                                        ------------------      -----------------
                                                        1997       1996         1997        1996
                                                        --------   --------     ---------   ---------
NET EARNINGS PER SHARE

Net earnings                                            $    881   $    760     $   2,804   $   2,492
     Deduct preferred stock dividends                         26         26            78          78
                                                        --------   --------     ---------   ---------
Net earnings applicable to common stock                 $    855   $    734     $   2,726   $   2,414
---------------------------------------                 ========   ========     =========   =========
     Average number of common shares outstanding           681.4      686.5         681.3       686.5

Per Share
---------
     Net earnings per share                             $   1.26   $   1.07     $    4.00   $    3.52
                                                        ========   ========     =========   =========
NET EARNINGS PER SHARE ASSUMING
FULL DILUTION
-------------------------------
Net earnings                                            $    881   $    760     $   2,804   $   2,492
     Deduct differential -- preferred
        vs. common dividends                                   8          9            24          29
                                                        --------   --------     ---------   ---------
Net earnings applicable to common stock                 $    873   $    751     $   2,780   $   2,463
---------------------------------------                 ========   ========     =========   =========
     Average number of common shares outstanding           681.4      686.5         681.3       686.5
     Add potential effect of:
        Exercise of options                                 10.6        8.7          10.7         8.7
        Conversion of preferred stock                       51.0       52.0          51.0        52.0
                                                        --------   --------     ---------   ---------
     Average number of common shares
        outstanding, assuming full dilution                743.0      747.2         743.0       747.2
                                                        ========   ========     =========   =========
Per share assuming full dilution
--------------------------------
     Net earnings per share assuming full dilution     $    1.18   $   1.01     $    3.74   $    3.30
                                                       =========   ========     =========   =========
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